Contact:
Darby Dye
Investor Relations
510-360-2302
ddye@scmmicro.com

SCM MICROSYSTEMS ANNOUNCES RESOLUTION OF CLAIMS MADE BY DIGITAL TELEVISION CUSTOMER

Fremont, California, October 21, 2004 — SCM Microsystems (Nasdaq: SCMM; Prime Standard: SMY), a leading provider of solutions that open the Digital World, announced today that it has reached an agreement with a significant European customer that resolves all claims previously made by that customer. The resolution will result in a net payment to SCM by the customer that is not expected to have a material effect on SCM’s results of operations or financial position.

On July 9, 2004, SCM announced that it had received a demand letter from the customer that alleged damages due to performance issues with one of the Company’s products.

“We are very pleased to have reached an amicable resolution of our disputes,” stated Robert Schneider, chief executive officer of SCM Microsystems. “This agreement allows us to avoid a potentially costly litigation process and paves the way for mutually beneficial business relations in the future with this longtime customer.”

About SCM Microsystems

SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to securely access digital content and services. The Company develops, markets and sells its smart card reader technology for network and physical access and conditional access modules for secure digital TV decryption to OEM customers in the government, financial, enterprise and broadcasting markets worldwide. Global headquarters are in Fremont, California, with European headquarters in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those contemplated herein. These include, without limitation, our statements regarding (i) our expectation that the resolution of previously alleged claims by a significant European customer will result in a net payment to us from that customer; and (ii) that the agreement we have made paves the way for mutually beneficial business relations with this customer in the future. Actual results could differ materially. The customer may not make payments to us in the amounts or within the timeframes we expect. Our ability to resume positive business relations with the customer may not be realized. Other risks and uncertainties that could cause our actual business and operating results to differ include, but are not limited to our ability to grow based on a strategy of participating in multiple early stage markets; our ability to successfully develop and introduce new products that satisfy the evolving and increasingly complex requirements of customers; the markets in which we participate or target may not grow, converge or standardize at anticipated rates or at all; we may not successfully compete in the markets in which we participate or target; and competitors could take market share or create pricing pressure. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, both filed with the U.S. Securities and Exchange Commission.

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